Exhibit 99.1

Amended Joint Filing Agreement

The undersigned parties hereby agree that the Amendment No. 2 to the Schedule 13D filed herewith relating to the Class A Common Stock, Par Value $0.001 per share, of Providence Service Corporation, as well as any future amendments to such Schedule 13D, are being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each person.

Date: February 13, 2009	/s/ Donald E. Smith
Donald E. Smith,

/s/ Tiffany Smith
Tiffany Smith

/s/ Eric S. Gray
Eric S. Gray

/s/ Michael Bradley
Michael Bradley

73114 Investments, L.L.C.

By:	/s/ Donald E. Smith
Donald E. Smith Chief Executive Officer

Avalon Correctional Services, Inc.

By:	/s/ Donald E. Smith
Donald E. Smith Chief Executive Officer